PRESS RELEASE


CONTACT:     Martin M. Shea                     For Immediate Release
             Triarc Companies, Inc.
             212/230-3030


TRIARC ANNOUNCES STOCK REPURCHASE PROGRAM


NEW YORK, New York, July 8, 1996 -- Triarc Companies, Inc. (NYSE:TRY) announced today that its management has been authorized, when and if market conditions warrant, to purchase over the next 12 months, up to $20 million of Triarc Class A Stock. No such repurchases have been made to date and there can be no assurance that any such repurchases will be made.

Triarc had previously, in the first six months of 1995, had a similar program in effect through which it had purchased approximately $1.5 million worth of stock through open market purchases.

We believe that the recent sale of Graniteville's textile operations and the recent completion of the National Propane IPO have greatly improved our balance sheet and sharply concentrated our business focus on our beverage and restaurant business. These steps have created a situation where we believe our stock is undervalued in the marketplace, and where purchases by the company will benefit our long-term stockholders, said Nelson Peltz, Triarc's chairman and chief executive officer.

Triarc has previously reported that it sold its Graniteville textile operations and completed an initial public offering for the Master Limited Partnership of its National Propane business. As a result of these transactions and the refinancing of C.H. Patrick, Triarc's specialty dyes and chemical business, Triarc received $546 million in cash, $208 million net of debt repayments, and related fees and expenses.

Triarc currently has outstanding approximately 24 million shares of Class A Common Stock of which approximately 25% is held by Mr. Peltz and Peter W. May, Triarc's president and chief operating officer.

With sales of nearly $1 billion, Triarc Companies is comprised of four businesses: restaurants (Arby's, Arby's Roast Town, P.T. Noodle's and
ZuZu), beverages (Royal Crown Company and Mistic Brands), liquefied petroleum gas (National Propane) and specialty dyes and chemicals (C.H. Patrick).

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